Collaborative Investment Series Trust 485BPOS

Exhibit 99(i)(ii)

July 29, 2020

Collaborative Investment Series Trust

8000 Town Centre Drive, Suite 400

Broadview Heights, OH 44147

Re:       Collaborative Investment Series Trust- File Nos. 333-221072 and 811-23306

Dear Sir/Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 46 under the Securities Act of 1933, as amended to the Collaborative Investment Series Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 57 (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP
THOMPSON HINE LLP